Exhibit 99.1

FOR IMMEDIATE RELEASE

TARGANTA ANNOUNCES FDA ACCEPTANCE OF ORITAVANCIN NEW DRUG APPLICATION

Targanta to Host Conference Call & Webcast at 4:30 pm ET TODAY

CAMBRIDGE, MA – April 9, 2008 – Targanta Therapeutics Corporation (Nasdaq: TARG) today announced that the U.S. Food and Drug Administration (FDA) has accepted for standard review its New Drug Application (NDA) for its lead antibiotic candidate, oritavancin. The Company also announced it will hold a conference call and webcast today at 4:30 pm ET to discuss recent corporate achievements.

By granting standard review status to oritavancin, the FDA has established a target date to act on the NDA filing by December 8, 2008. The oritavancin NDA was submitted in early February seeking approval of the intravenous antibiotic for the treatment of complicated skin and skin structure infections (cSSSI) caused by gram-positive organisms, including methicillin-resistant Staphylococcus aureus, or MRSA. These types of resistant infections have created a market that IMS Health estimated to be over one billion dollars in the U.S. in 2007 and growing rapidly.

“With an expected FDA response date in December, we have begun the exciting task of building a commercial infrastructure to position the company to begin marketing oritavancin in the U.S. in the first half of 2009,” said Mark Leuchtenberger, President and CEO of Targanta. “In the meantime, we will continue to work closely with the FDA to facilitate its review of our NDA while preparing for an advisory committee meeting in the fall of 2008. In addition, we are on track to submit a Marketing Authorization Application for European Union approval of oritavancin by mid-2008 for the treatment of complicated skin and soft tissue infections, the European name for cSSSI, and, given our preliminary discussions with EU regulatory authorities and standard review times, we hope to receive approval of oritavancin in the EU in late 2009.”

Mona Haynes, Targanta’s Chief Commercial Officer commented on the news as well: “We are very excited about the possibility of bringing a new choice to physicians treating patients with serious gram-positive skin and skin structure infections. We believe that the unique combination of characteristics of oritavancin could make it an attractive option for clinicians in both the hospital and outpatient settings, should it gain approval.”

The oritavancin NDA submission includes data from 19 clinical trials, including two pivotal Phase 3 clinical trials examining the safety and efficacy of oritavancin in the treatment of cSSSI, both of which met their primary endpoints. The NDA dossier also includes data from more than 2,100 individuals and in vitro activity data on oritavancin against more than 9,000 clinical bacterial isolates, including a broad range of gram-positive strains resistant to commonly used antibiotics such as oxacillin, methicillin, vancomycin, daptomycin, and linezolid.

*****************CONFERENCE CALL & WEBCAST INFORMATION******************

Targanta will host a conference call and live audio webcast to discuss recent corporate achievements.

WHEN: DAY, April 9, 2008 at 4:30 p.m. ET

LIVE DOMESTIC & CANADA CALL-IN: 877-407-8035

LIVE INTERNATIONAL CALL-IN: 201-689-8035

24-HOUR REPLAY DOMESTIC & CANADA: 877-660-6853

24-HOUR REPLAY INTERNATIONAL: 201-612-7415

REPLAY PASSCODES (BOTH REQUIRED FOR PLAYBACK):

ACCOUNT #: 286, CONFERENCE ID #: 281108

The call will also be webcast live, listen only, via the internet at: www.targanta.com.

Replay will be available on Targanta’s website for 30 days.

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About Oritavancin

Oritavancin is a novel semi-synthetic lipoglycopeptide antibiotic candidate with potent bactericidal (killing) activity against a broad spectrum of gram-positive bacteria. The product candidate has been tested in over 2,100 individuals and has completed two Phase 3 studies for the treatment of complicated skin and skin structure infections (cSSSI) in which the primary endpoints were met. Targanta submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) in February 2008 seeking to commercialize oritavancin for the treatment of cSSSI and believes oritavancin’s properties may give it distinct advantages in the treatment of patients with serious gram-positive skin infections, if approved.

About Targanta Therapeutics

Targanta Therapeutics Corporation (NASDAQ: TARG) is a biopharmaceutical company focused on developing and commercializing innovative antibiotics to treat serious infections in the hospital and other institutional settings. The Company’s pipeline includes oritavancin, an intravenous semi-synthetic lipoglycopeptide antibiotic currently awaiting U.S. regulatory approval, as well as a number of antibacterial agents in pre-clinical development. The Company has operations in Cambridge, MA, Indianapolis, IN, and Montreal, Québec, Canada. To find out more about Targanta, visit www.targanta.com.

Safe Harbor Statement

This press release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These are statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” “hope” and similar expressions. Such statements include, but are not limited to, the expected FDA response date, the advisory committee meeting in the fall of 2008, the mid-2008 submission of a Marketing Authorization Application for EU approval, the receipt of approval in the EU in late 2009, and oritavancin being an attractive option for clinicians if approved. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in Targanta’s filings with the Securities and Exchange Commission. The risks and uncertainties referred to above include, but are not limited to, risks related to Targanta’s dependence on the success of oritavancin; delays in obtaining or a failure to obtain regulatory approval for Targanta’s product candidates; failure of any approved product to achieve significant commercial acceptance in the medical community or receive reimbursement by third-party payors; unfavorable clinical trial results; failure to maintain and protect Targanta’s intellectual property assets and to avoid infringing the intellectual property rights of others; competition from other pharmaceutical or biotechnology companies; Targanta’s potential inability to initiate and complete pre-clinical studies and clinical trials for its product candidates; the possibility that results of pre-clinical studies are not necessarily predictive of clinical trial results; and those other risks factors that are described more fully in the Company’s filings with the Securities and Exchange Commission. Targanta does not undertake any obligation to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

Contacts:

George Eldridge (investors)

Senior Vice President Finance & Administration

        and Chief Financial Officer

Targanta Therapeutics Corporation

(617) 577-9020 x212

Tony Russo (media)

Chairman & CEO

Russo Partners LLC

(212) 845-4251